EXHIBIT (c)(1)

                                                                CONFORMED COPY





                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 May 10, 1999

                                     among

                             RESOUND CORPORATION,

                             GN GREAT NORDIC LTD.

                                      and

                          GN ACQUISITION CORPORATION







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                               TABLE OF CONTENTS

                                --------------

                                                                           PAGE
                                                                           ----

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions....................................................1

                                   ARTICLE 2
                                   THE OFFER

SECTION 2.01.  The Offer......................................................5
SECTION 2.02.  Company Action.................................................7
SECTION 2.03.  Directors......................................................8

                                   ARTICLE 3
                                  THE MERGER

SECTION 3.01.  The Merger....................................................10
SECTION 3.02.  Conversion of Shares..........................................10
SECTION 3.03.  Surrender and Payment.........................................11
SECTION 3.04.  Dissenting Shares.............................................12
SECTION 3.05.  Stock Options.................................................12
SECTION 3.06.  Employee Stock Purchase Plan..................................13
SECTION 3.07.  Adjustments...................................................13
SECTION 3.08.  Withholding Rights............................................14
SECTION 3.09.  Lost Certificates.............................................14

                                   ARTICLE 4
                           THE SURVIVING CORPORATION

SECTION 4.01.  Articles of Incorporation.....................................14
SECTION 4.02.  Bylaws........................................................14
SECTION 4.03.  Directors and Officers........................................14

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.01.  Corporate Existence and Power.................................15
SECTION 5.02.  Corporate Authorization.......................................15
SECTION 5.03.  Governmental Authorization....................................15
SECTION 5.04.  Non-contravention.............................................16


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                                                                           PAGE
                                                                           ----

SECTION 5.05.  Capitalization................................................16
SECTION 5.06.  Subsidiaries..................................................17
SECTION 5.07.  SEC Filings...................................................18
SECTION 5.08.  Financial Statements..........................................19
SECTION 5.09.  Disclosure Documents..........................................19
SECTION 5.10.  Absence of Certain Changes....................................20
SECTION 5.11.  No Undisclosed Material Liabilities...........................22
SECTION 5.12.  Compliance with Laws and Court Orders.........................22
SECTION 5.13.  Litigation....................................................22
SECTION 5.14.  Material Contracts............................................23
SECTION 5.15.  Finders' Fees.................................................23
SECTION 5.16.  Taxes.........................................................24
SECTION 5.17.  Employee Benefit Plans........................................26
SECTION 5.18.  Environmental Matters.........................................28
SECTION 5.19.  Antitakeover Statutes and Rights Agreement....................29

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 6.01.  Corporate Existence and Power.................................29
SECTION 6.02.  Corporate Authorization.......................................30
SECTION 6.03.  Governmental Authorization....................................30
SECTION 6.04.  Non-contravention.............................................30
SECTION 6.05.  Disclosure Documents..........................................31
SECTION 6.06.  Finders' Fees.................................................31
SECTION 6.07.  Financing.....................................................31

                                   ARTICLE 7
                           COVENANTS OF THE COMPANY

SECTION 7.01.  Conduct of the Company........................................32
SECTION 7.02.  Shareholder Meeting; Proxy Material...........................33
SECTION 7.03.  Access to Information.........................................33
SECTION 7.04.  No Solicitation; Other Offers.................................34
SECTION 7.05.  Notices of Certain Events.....................................36
SECTION 7.06.  Certificate of the Company....................................36



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                                                                           PAGE
                                                                           ----

                                   ARTICLE 8
                              COVENANTS OF PARENT

SECTION 8.01.  Obligations of Merger Subsidiary..............................36
SECTION 8.02.  Voting of Shares..............................................36
SECTION 8.03.  Director and Officer Liability................................36
SECTION 8.04.  Employee Matters..............................................37
SECTION 8.05.  Other Matters.................................................38

                                   ARTICLE 9
                      COVENANTS OF PARENT AND THE COMPANY

SECTION 9.01.  Reasonable Best Efforts.......................................38
SECTION 9.02.  Certain Filings...............................................39
SECTION 9.03.  Public Announcements..........................................39
SECTION 9.04.  Further Assurances............................................39
SECTION 9.05.  Merger Without Meeting of Shareholders........................40

                                  ARTICLE 10
                           CONDITIONS TO THE MERGER

SECTION 10.01.  Conditions to Obligations of Each Party......................40

                                  ARTICLE 11
                                  TERMINATION

SECTION 11.01.  Termination..................................................40
SECTION 11.02.  Effect of Termination........................................42

                                  ARTICLE 12
                                 MISCELLANEOUS

SECTION 12.01.  Notices......................................................42
SECTION 12.02.  Survival of Representations and Warranties...................43
SECTION 12.03.  Amendments; No Waivers.......................................44
SECTION 12.04.  Expenses.....................................................44
SECTION 12.05.  Successors and Assigns.......................................45
SECTION 12.06.  Governing Law................................................45
SECTION 12.07.  WAIVER OF JURY TRIAL.........................................46
SECTION 12.08.  Counterparts; Effectiveness; Benefit.........................46
SECTION 12.09.  Entire Agreement.............................................46


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                                                                           PAGE
                                                                           ----

SECTION 12.10.  Captions.....................................................46
SECTION 12.11.  Severability.................................................46
SECTION 12.12.  Specific Performance.........................................46
SECTION 12.13.  Interpretation...............................................47


                                      iv
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                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of May 10, 1999 among ReSound Corporation, a California corporation (the "Company"), GN Great Nordic Ltd., a Danish corporation ("Parent"), and GN Acquisition Corporation, a California corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Subsidiary").

         The parties hereto agree as follows:



                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following involving the Company or any of its Subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, (x) any sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions, (y) any tender offer or exchange offer for 25 percent or more of the outstanding Shares or the filing of a registration statement under the 1933 Act in connection therewith, or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided that an "Acquisition Proposal" shall not be deemed to include the continuing process to sell the Company's Viennatone manufacturing and export business (the "Viennatone Sale").

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "California Law" means the General Corporation Law of the State of California.



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         "California Merger Agreement" means the Agreement of Merger among the
Company, Merger Subsidiary and Parent, together with the related officers' certificates required by Section 1103 of California Law.

         "Closing Date" means the date on which the Effective Time occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1998 and the footnotes thereto set forth in the Company 10-K.

         "Company Balance Sheet Date" means December 31, 1998.

         "Company 10-K" means the Company's annual report on Form 10-K, as amended, for the fiscal year ended December 31, 1998.

         "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "knowledge" of any Person that is not an individual means the knowledge of such Person's executive officers (which, in the case of the Company, shall include the knowledge of Messrs. Hays, Giroux, Lopez, Luttrell, Nolan, Pascoe, Pavlovic, Thrower and Ms. DeBuono) after reasonable inquiry.


                                      2
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         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect with respect to any Person, any adverse effect attributable to or resulting from the following shall be disregarded: (i) changes in general economic conditions or changes affecting the industry generally in which such Person operates, (ii) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers of the Person, and (iii) shareholder class action litigation arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, for purposes of this Agreement, a claim against the Company or liability of the Company (singly or in the aggregate with other claims or liabilities) for $10,000,000 or more, which claim or liability has a reasonable likelihood of success on the merits or reasonable probability of fruition, will be deemed to be materially adverse to the Company.

         "1933 Act" means the Securities Act of 1933.

         "1934 Act" means the Securities Exchange Act of 1934.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Revised Minimum Number" shall mean that number of Shares that when added to the Shares then beneficially owned by Parent would equal 49.99% of the Shares then outstanding.

         "SEC" means the Securities and Exchange Commission.

         "Shares" means the shares of common stock, $0.01 par value, of the Company.


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         "Stock Option Agreement" means the Stock Option Agreement dated as of the date hereof among the Company, Parent and Merger Subsidiary pursuant to which the Company has granted to Merger Subsidiary an option to purchase Shares.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "Top-Up Stock Option" has the meaning set forth in the Stock Option Agreement.

         "Transactions" means the transactions contemplated by this Agreement and the Stock Option Agreement, including the Offer and the Merger.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                            Section
----                                                            -------

Antitrust Law.............................................        9.01
Certificates..............................................        3.03
Company Disclosure Documents..............................        5.09
Company Employees.........................................        8.04
Company Material Contract.................................        5.14
Company Proxy Statement...................................        5.09
Company SEC Documents.....................................        5.07
Company Securities........................................        5.05
Company Subsidiary Securities.............................        5.06
Company Shareholder Meeting...............................        7.02
Confidentiality Agreement.................................        7.03
Continuing Directors......................................        2.03
Convertible Notes.........................................        5.05
DOJ.......................................................        9.01
Effective Time............................................        3.01
Employee Plans............................................        5.17
ESPP......................................................        3.06
Exchange Agent............................................        3.03
FTC.......................................................        9.01


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Term                                                            Section
----                                                            -------
GAAP......................................................        5.08
Indemnified Person........................................        8.03
Merger....................................................        3.01
Merger Consideration......................................        3.02
Minimum Condition.........................................        2.01
Offer    .................................................        2.01
Offer Documents...........................................        2.01
Options...................................................        5.05
Pre-Closing Tax Period....................................        5.16
Responsible Party.........................................       12.04
Returns...................................................        5.16
Schedule 14D-1............................................        2.01
Schedule 14D-9............................................        2.02
Superior Proposal.........................................        7.04
Surviving Corporation.....................................        3.01
Tax.......................................................        5.16
Tax Asset.................................................        5.16
Taxing Authority..........................................        5.16
Warrants..................................................        5.05



                                   ARTICLE 2
                                   THE OFFER

         SECTION 2.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of this Agreement, Merger Subsidiary shall commence an offer (the "Offer") to purchase any and all of the outstanding Shares at a price of $8.00 per Share, net to the seller in cash. Subject to Section 2.01(c), the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and Merger Subsidiary, represents at least 90% of the Shares outstanding (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that, subject to Section 2.01(c), no change or waiver may be made that, without the prior written consent of the Company, waives the Minimum Condition, changes the form of consideration to be paid,


                                      5
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decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or is otherwise adverse to the holders of the Shares. Notwithstanding the foregoing, without the consent of the Company, Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Merger Subsidiary shall either (i) extend the Offer from time to time until such conditions are satisfied or waived, provided that Merger Subsidiary shall not be required to extend the Offer beyond July 31, 1999 (or, if the second sentence of Section 11.01(b)(i) applies, beyond September 30, 1999) or
(ii) exercise its rights under 2.01(c). Subject to the foregoing and to the terms and conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary is obligated to purchase. The Offer shall have an initial scheduled expiration date 20 business days following commencement thereof.

          (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule 14D-1 and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of Shares.

          (c) In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Subsidiary may, without the consent of the Company:

          (i)   extend the Offer pursuant to Section 2.01(a);


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         (ii) amend the Offer to waive the Minimum Condition in contemplation of the exercise the Top-Up Stock Option (to the extent the Top-Up Stock Option is exercisable at such time); or

        (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the exercise of the Top-Up Stock Option) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, Merger Subsidiary shall:

                       (A) reduce the Minimum Condition to the Revised
                  Minimum Number,

                       (B) reduce the number of Shares subject to the Offer to
                  a number of Shares that when added to the Shares then owned by Merger Subsidiary will equal the Revised Minimum Number, and

                       (C) if a number of Shares greater than the Revised
                  Minimum Number is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares.

    Notwithstanding any other provision of this Agreement, in the event that Merger Subsidiary purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Merger Subsidiary, at any time prior to the termination of this Agreement, the Company shall take no action whatsoever (including, without limitation, the redemption of any Shares) which would have the effect of increasing the percentage ownership of Shares by Merger Subsidiary in excess of the Revised Minimum Number.

          (d) In the event that all conditions to the Offer other than the Minimum Condition shall have been satisfied and Shares have not been accepted for payment by Merger Subsidiary prior to July 15, 1999 (or, if the second sentence of Section 11.01(b)(i) applies, September 15, 1999), then on such date Parent shall be required to take either the action contemplated by
Section 2.01(c)(ii) above or the action contemplated by Section 2.01(c)(iii) above.

         SECTION 2.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held has (i) unanimously determined that this Agreement, the Stock Option Agreement


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and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company's shareholders, (ii) unanimously approved and adopted this Agreement, the Stock Option Agreement and the Transactions, including the Offer and the Merger, in accordance with the requirements of the California Law and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders, provided that, subject to Section 7.04(c), the Board of Directors of the Company may withdraw, modify or amend such recommendation only to the extent the Board of Directors shall have determined in good faith, on the basis of advice of its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action. The Company further represents that BancBoston Robertson Stephens has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers who own Shares intend either to tender their Shares pursuant to the Offer and, if applicable, to vote in favor of the Merger. The Company will cause its transfer agent to promptly furnish Parent with a list of the Company's shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and to provide to Parent such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in communicating to record and beneficial owners of Shares in connection with the Offer.

          (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

         SECTION 2.03. Directors. (a) Effective upon the purchase pursuant to the Offer of a number of Shares that satisfies the Minimum Condition or the Revised


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Minimum Number, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent bears to the total number of Shares outstanding (provided that if Merger Subsidiary has acquired the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the next whole number plus one to give Parent at least a majority of the members of the Board of Directors), and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individual directors designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board other than any committee of the Board established to take action under this Agreement or the Stock Option Agreement and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that at least one member of the Board of Directors as of the date hereof who is not an employee of the Company (the "Continuing Director") shall remain a member of the Board of Directors until the Effective Time.

          (b) The Company's obligations to appoint Parent's designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of the Continuing Director shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any amendment of the articles of incorporation or bylaws of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.



                                   ARTICLE 3
                                  THE MERGER

         SECTION 3.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At its election, Parent may substitute any of its direct or indirect wholly-owned subsidiaries for Merger Subsidiary as a constituent corporation in the Merger. In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution. At its election, Parent may structure the Merger so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the Surviving Corporation.

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file the California Merger Agreement with the California Secretary of State and make all other filings or recordings required by California Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the California Merger Agreement is duly filed with the California Secretary of State or at such later time as is specified in the California Merger Agreement.

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

         SECTION 3.02.  Conversion of Shares.  At the Effective Time:

         (a) except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $8.00 in cash or any higher price paid for each Share in the Offer, without interest (the "Merger Consideration");


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


         (b) each Share owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent and the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

         SECTION 3.04. Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with California Law (if California Law provides for appraisal rights for such Shares in the Merger) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 3.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding stock option issued by the Company to purchase Shares, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option surrendered an amount in cash determined by multiplying (i) the excess, if any, of $8.00 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. Immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares that is intended to qualify as an incentive stock option under Section 422 of the Code and that is not then vested and exercisable shall become vested and exercisable, and the holder thereof shall be given the opportunity to exercise such option prior to the cancellation thereof pursuant to the preceding sentence.

          (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement or obtaining optionee consents) that are necessary to give effect to the transactions contemplated by Section 3.05(a).

         SECTION 3.06. Employee Stock Purchase Plan. (a) After the date hereof, no new offering period shall commence under the Company's 1992 Employee Stock Purchase Plan (the "ESPP"). As of the Effective Time, the ESPP shall be terminated. The Company shall pay each participant in any current offering period under such Plan in cash at the Effective Time, in cancellation of all rights under such Plan, an amount determined by multiplying (i) the Merger Consideration per Share by (ii) the number of Shares such participant could have purchased under the ESPP based on his or her account balance under such Plan immediately prior to the Effective Time (treating, for such purpose, the option price per Share as equal to 85% of the fair market value of a Share on the offering date with respect to such offering period) (such payment to be net of applicable withholding taxes); provided that with respect to any fractional shares, the foregoing shall not apply and the balance of each account attributable to such fractional shares shall be returned to the participant in cash.

          (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to give effect to the transactions contemplated by Section 3.06(a).

         SECTION 3.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

         SECTION 3.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         SECTION 3.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.



                                   ARTICLE 4
                           THE SURVIVING CORPORATION

         SECTION 4.01. Articles of Incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article First of such articles of incorporation shall be amended to read as follows:
"The name of the corporation is GN ReSound Corporation."

         SECTION 4.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. In addition, from and after the Effective Time, Russell
D. Hays shall be a director of
the Surviving Corporation for so long as he serves as Chief Executive Officer of the Surviving Corporation.



                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent that:

         SECTION 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by the Company of the Transactions, are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger (if required by law), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares (if required by law) is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of the Company.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by the Company of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the California Merger Agreement with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

         SECTION 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement, and the consummation by the Company of the Transactions, do not and will not
(i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

         SECTION 5.05. Capitalization. (a) The authorized capital stock of the Company consists of 50,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.01 per share. As of May 4, 1999, there were outstanding 20,927,169 Shares, stock options issued by the Company (the "Options") to purchase an aggregate of 3,982,328 Shares (of which Options to purchase an aggregate of 2,053,210 Shares were exercisable), warrants (the "Warrants") to purchase an aggregate of 232,516 Shares (all of which Warrants were exercisable), and promissory notes (the "Convertible Notes") convertible into 1,000,000 Shares. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the 1992 Director's Stock Option Plan, 1988 Stock Option Plan, 1997 Stock Plan, 1998 New Executive Stock Option Plan, and the 1992 Employee Stock Purchase Plan, the Warrants or the Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable.
Schedule 5.05(a) identifies (i) the holders of each of the Options, Warrants and Convertible Notes, (ii) the number of Options vested, and the number of Warrants exercisable, for each holder, (iii) the option plan under which each Option was issued, (iv) the number of Options, Warrants or Convertible Notes held by such holder and (v) the exercise price of each of the Options and Warrants and the conversion price of each of the Convertible Notes.

         (b) Except as set forth in this Section 5.05 or in the Stock Option Agreement and for changes since February 26, 1999 resulting from the exercise of options issued by the Company outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company,
(ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as set forth in Schedule 5.05(b), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

          (c) The Shares issuable pursuant to the Stock Option Agreement have been duly authorized and, when issued upon payment of the exercise price therefor pursuant to the Stock Option Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

         SECTION 5.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All

Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.

          (b) Except as set forth on Schedule 5.06(b), all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          (c) To the Company's knowledge, each partnership, limited liability company or similar entity in which the Company directly or indirectly owns an interest entitling it to 10% or more of the voting interests therein, and each limited partnership, limited liability company or similar entity for which the Company or a Subsidiary is general partner or manager, as applicable, has been duly organized and is in good standing under the laws of its jurisdiction of organization and has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to have such material governmental licenses, authorizations, consents and approvals or to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has previously delivered to Parent a list of all such partnerships, limited liability companies and similar entities.

         SECTION 5.07. SEC Filings. (a) The Company has delivered to Parent
(i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1998, 1997 and 1996, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1997, and (iii) all of the other reports, statements, schedules and registration statements filed by the Company with the

SEC since December 31, 1998 (the documents referred to in this Section 5.07(a), collectively, the "Company SEC Documents".)

          (b) As of the filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

          (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such later filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and except that the unaudited financial statements do not contain footnotes), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's shareholders in connection with the Transactions (the "Company Disclosure Documents"), including, without limitation, the
Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

          (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

          (c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 5.10. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in
Schedule 5.10 and as disclosed in the Company SEC Documents, there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

          (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

          (j) except as set forth on Schedule 5.10(j), any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries in excess of $25,000, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries which provides for payments in excess of $100,000 to any person, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of clause (v), in the ordinary course of business consistent with past practice; or

          (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

         SECTION 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

          (a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

          (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

          (c) liabilities or obligations under this Agreement or the Stock Option Agreement or incurred in connection with the Transactions.

         SECTION 5.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 5.13. Litigation. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any other Transaction.

         SECTION 5.14. Material Contracts. (a) Each contract listed as an exhibit to the Company 10-K (each, a "Company Material Contract") is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents or (ii) any Company Material Contract, except, in the case of clause (ii), for any defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Except as set forth in Schedule 5.14(b), neither the Company nor any of its Subsidiaries is a party to any agreement that expressly limits the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in any geographic area or during any period of time, except to the extent that any such limitation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (c) Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolution at the request of any government body, agency, official or authority, domestic or foreign, that restricts, or would reasonably be expected to restrict, the conduct of its business by the Company or any of its Subsidiaries, or that requires, or would reasonably be expected to require, adverse actions by the Company or any of its Subsidiaries, except for such restrictions or requirements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 5.15. Finders' Fees. Except for BancBoston Robertson Stephens and Alliant Partners, a copy of each of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the

Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

         SECTION 5.16. Taxes. (a) Filing and Payment. Except as set forth on
Schedule 5.16(a) (or with respect to items which are not material in the aggregate), (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any Subsidiary (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof (taking into account extensions), been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete; and
(iii) all Taxes due and payable with respect to the periods covered by the Returns that have been filed, and all Taxes due to other persons or entities (for example, under tax allocation or indemnity agreements), have been timely paid, or withheld and remitted to the appropriate Taxing Authority or such person or entity, respectively.

          (b) Financial Records. Except as set forth on Schedule 5.16(b), (i) the charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate in all material respects to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business; and (iii) all information set forth in the Company Balance Sheet (including notes thereto) relating to Tax matters is true and complete in all material respects.

          (c) Procedure and Compliance. Except as set forth on Schedule 5.16(c), (i) all Returns of the Company and its Subsidiaries through the Tax year ended December 31, 1986 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) neither the Company nor any Subsidiary has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) to the Company's knowledge, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company, any Subsidiary in respect of any Tax or Tax Asset; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any Subsidiary and any Taxing Authority; (vi) during the five-year period ending on the date hereof, neither the Company nor any Subsidiary has made or changed any tax election, changed any annual tax accounting period, or adopted or changed any method of tax accounting (to the extent that any such action may materially affect the Company or any Subsidiary), nor has it, to the extent it may affect or relate to the Company or any Subsidiary, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund; (vii) there are no liens or encumbrances for Taxes upon the assets of the Company or any Subsidiary except liens for current Taxes not yet due; and (viii) the Company has filed all claims or requests for refunds of Taxes to which it is entitled.

          (d) Taxing Jurisdictions. Schedule 5.16(d) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any Subsidiary.

          (e) Certain Agreements and Arrangements. Except as set forth on
Schedule 5.16(e), (i) none of the Company, any of its Subsidiaries and any of its Affiliates is party to a lease, other than a lease that is, for federal income tax purposes, a "true" lease under which the Company, the Subsidiary or the Affiliate owns or uses the property subject to the lease; (ii) none of the Company, any of its Subsidiaries and any of its Affiliates is party to a lease involving a defeasance; (iii) neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other person; and (iv) the Company is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement or arrangement.

          (f) Definitions. The following terms, as used herein, have the following meanings:

         "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

         "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation).

         "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

         SECTION 5.17. Employee Benefit Plans. (a) Schedule 5.17(a) contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, including a "multiemployer plan," as defined in Section 3(37) of ERISA.

          (c) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

          (d) Except as set forth in Schedule 5.17(d), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

          (e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

          (g) Except as disclosed in Schedule 5.17(g), neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

          (h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

          (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

         SECTION 5.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

           (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

           (ii) the Company is in compliance with all Environmental Laws and all Environmental Permits; and

           (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five days prior to the date hereof.

          (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (d) For purposes of this Section 5.18, the terms "Company" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

         SECTION 5.19. Antitakeover Statutes and Rights Agreement. (a) No "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or the Stock Option Agreement or any of the Transactions.

          (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement dated as of July 5, 1994 between the Company and American Stock Transfer & Trust Company inapplicable to this Agreement, the Stock Option Agreement, the Offer, the Merger and any other Transaction.


                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that:

         SECTION 6.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or the Stock Option Agreement or in connection with arranging any financing required to consummate the Transactions.

         SECTION 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Each of this Agreement and the Stock Option Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

         SECTION 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the California Merger Agreement with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act,
(iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign, and (iv) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the Transactions.

         SECTION 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the Stock Option Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the Transactions.

         SECTION 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

          (b) The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Subsidiary in writing by the Company specifically for use therein.

         SECTION 6.06. Finders' Fees. Except for Gleacher/NatWest, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

         SECTION 6.07. Financing. Parent has, or will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase all of the Shares on a fully-diluted basis (whether in the Offer or the Merger) and to pay all related fees and expenses pursuant to the Offer.

                                   ARTICLE 7
                           COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 7.01. Conduct of the Company. Except as expressly permitted by this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose any change to its articles of incorporation or bylaws;

          (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

          (c) except for the Viennatone Sale, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

          (e) the Company will not, and will not permit any of its Subsidiaries to

               (i) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee (except that the Company shall be permitted to include, in the proxy statement for its 1999 annual shareholder meeting, a proposal to amend the Company's 1997 Stock Plan to increase the number of Shares authorized for issuance thereunder),

              (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for (x) increases in accordance with the Company's normal officers and employees focal review previously disclosed to Parent or (y) other normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company), or

             (iii) pay any benefit not required by any currently existing plan or arrangement (including, without limitation, grant stock options or stock appreciation rights or remove existing restrictions in any benefit plans or agreements); and

          (f) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         SECTION 7.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, unless California Law does not require a vote of shareholders of the Company for consummation of the Merger. Subject to their fiduciary duties as advised by outside counsel to the Company, and subject to
Section 7.04(c), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions and (iii) otherwise comply with all legal requirements applicable to such meeting.

         SECTION 7.03. Access to Information. (a) From the date hereof until the Effective Time and subject to applicable law and the Non-Disclosure Agreement dated as of November 1, 1997 between the Company and Parent (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such

Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

          (b) The Company shall not be required to permit any inspection or to disclose any information, which in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party for such inspection or disclosure. All requests for information pursuant to this Section 7.03 shall be directed to an executive officer of the Company or such person as may be designated by any such executive officer. Upon termination of this Agreement, Parent will collect and deliver to the Company all such documents obtained by it or its representatives then in its possession and any copies thereof.

         SECTION 7.04. No Solicitation; Other Offers. (a) From the date hereof until the termination hereof, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company. The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who the Company has reason to believe may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status or details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

          (b) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person who delivers an Acquisition Proposal if (i) the Company has complied with the terms of this Section 7.04, including, without limitation, the requirement in Section 7.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) the Company shall have delivered to Parent two business days' prior written notice advising Parent that it intends to take such action.

          (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its shareholders referred to in Sections 2.02 and 7.02 hereof, but only if (i) the Company has complied with the terms of this Section 7.04, including, without limitation, the requirement in Section 7.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal is pending at the time the Board of Directors determines to take any such action,
(iii) the Board of Directors determines in good faith by a majority vote, on the basis of the advice of its outside legal counsel, that, consistent with its fiduciary duties under applicable law, it must take such action, and (iv) the Company shall have delivered to Parent two business days' prior written notice advising Parent that it intends to take such action. For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for all outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote is materially more favorable and provides materially greater value to all the Company's shareholders than as provided hereunder, and such decision is made on the basis of the written advice of a financial advisor of nationally recognized reputation and takes into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to closing.

         SECTION 7.05. Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12, 5.13, 5.16 or 5.18, as the case may be, or that relate to the consummation of the Transactions.

         SECTION 7.06. Certificate of the Company. On or prior to the date on which Merger Subsidiary purchases Shares pursuant to the Offer, the Company shall deliver to Parent a certification signed by an officer of the Company to the effect that the Company is not nor has it been within 5 years of such date a "United States real property holding corporation" as defined in Section 897 of the Code.



                                   ARTICLE 8
                              COVENANTS OF PARENT

         Parent agrees that:

         SECTION 8.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 8.02. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Shareholder Meeting.

         SECTION 8.03. Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation to, do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law or any other applicable laws or provided under the Company's articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

          (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

          (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under California Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person as an intended third party beneficiary.

         SECTION 8.04. Employee Matters. Following the Closing Date and until the second anniversary thereof, Parent shall cause employees of the Company ("Company Employees") to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans of the Company under which such Company Employees were covered immediately prior to the Closing Date and which are disclosed on Schedule 5.17(a); provided, without limitation, that for this purpose any stock option or other stock-based benefit plans or arrangements maintained by the Company immediately prior to the Closing Date shall be disregarded. Parent shall cause service with the Company to be recognized as service for purposes of all employee benefit and compensation plans and arrangements applicable to Company Employees after the Closing Date, to the extent such service was credited under comparable plans and arrangements of the Company prior to the Closing Date; provided, that nothing herein shall be construed to require service with the Company to be taken into account for purposes of benefit accrual under any defined benefit retirement or retiree medical plan.

         SECTION 8.05. Other Matters. The parties acknowledge that, after the Effective Time, it is the current intent of Parent to implement the following:
(i) the Company's offices in Redwood City will be maintained as the global management headquarters for the combined operations of the Surviving Corporation and Danavox; (ii) the Surviving Corporation will continue and retain "ReSound" as the leading brand name for its business; and (iii) the Company's Irish manufacturing facilities will be expanded.



                                   ARTICLE 9
                      COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (b) In connection with the efforts referenced in Section 9.01(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Antitrust Law, each of Parent and Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the

"FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         SECTION 9.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 9.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 9.05. Merger Without Meeting of Shareholders. If Parent, Merger Subsidiary or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of shareholders of the Company in accordance with California Law.


                                  ARTICLE 10
                           CONDITIONS TO THE MERGER

         SECTION 10.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by California Law, this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with such Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no provision of any applicable law or regulation of the United States (or any U.S. state) or the European Union (or any member country of the European Union) and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (d) Merger Subsidiary shall have purchased Shares pursuant to the Offer.


                                  ARTICLE 11
                                  TERMINATION

         SECTION 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a)   by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

               (i) the Offer has not been consummated on or before July 31, 1999, provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time. If a request for additional information is received from a governmental entity pursuant to the HSR Act, or applicable non-United States laws regulating competition, antitrust, investment or exchange controls, such date will be extended to the 90th day following acknowledgment by such governmental entity that Parent and the Company have complied with such request, but in no event will such date be extended to a date later than September 30, 1999; or

              (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by Parent, if, prior to the acceptance for payment of the Shares under the Offer,

               (i) any Person or "group" (as defined in Section 13(d)(3) of the 1934 Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than 25% of the Shares, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such Shares;

              (ii) any person or group shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; or

             (iii) (A) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing), or (B) the Company shall have materially breached any of its obligations under Section 7.04;

          (d) by the Company, if prior to the purchase of any Shares pursuant to the Offer, and subject to compliance with Section 7.04(c), the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger and shall have recommended a Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

         SECTION 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) material breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 9.03, 11.02, 12.04, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.


                                  ARTICLE 12
                                 MISCELLANEOUS

         SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                  GN Great Nordic
                  Kongens Nytorv 26
                  P.O. Box 2167

                  DK-1016 Copenhagen K
                  Denmark

                  Attention: General Counsel
                  Fax: 45-72-111-829

                  with a copy to:

                  John Bick
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Fax: (212) 450-4800

                  if to the Company, to:

                  ReSound Corporation
                  220 Saginaw Drive
                  Seaport Centre
                  Redwood City, California 94063
                  Fax: (650) 367-7870

                  Attention: General Counsel

                  with a copy to:

                  Venture Law Group
                  2800 Sand Hill Road
                  Menlo Park, California 94025
                  Fax: (650) 233-8386

                  Attention: Elias Blawie

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 12.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 8.03 (only after the Effective Time), 9.03, 11.02, 12.04, 12.06 and 12.07.

         SECTION 12.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 12.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b) The Company agrees to pay Parent a fee in immediately available funds equal to $7,000,000, plus the actual, documented and reasonable out-of-pocket expenses of Parent (not to exceed $500,000) incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including the arrangement and obtaining of the financing for such transactions, if this Agreement shall be terminated (i) pursuant to Section 11.01(c) or Section 11.01(d), or (ii) pursuant to Section 11.01(b)(i) and prior to the time of such termination an Acquisition Proposal shall have been publicly announced and not withdrawn and, within nine months of the date of termination, the Company enters into an agreement or letter of intent concerning a transaction that would constitute an Acquisition Proposal and such transaction is subsequently consummated.

          (c) The fee and expenses reimbursement payment payable (i) pursuant to subsection (b)(i) above shall be paid by the Company immediately upon the termination of this Agreement, and (ii) pursuant to subsection (b)(ii) above shall be paid by the Company on the date on which the transaction referred to in such subsection shall be consummated.

          (d) The Company agrees to pay Parent in immediately available funds an amount equal to Parent's reasonable expenses (not to exceed $500,000) incurred in connection with this Agreement and the transactions contemplated hereby, including the arrangement and obtaining of the financing for such transactions, if (x) this Agreement shall have been terminated pursuant to clauses (i) of Section 11.01(b), (y) any representation or warranty made by the Company in this Agreement shall not have been true and correct in any material respect as of the date hereof, and (z) the condition in (f) of Annex I relating to representations and warranties shall not have been satisfied. Such payment shall be made promptly, and in no event later than two business days, after such termination.

          (e) Parent agrees to pay the Company in immediately available funds an amount equal to the Company's reasonable expenses (not to exceed $500,000) incurred in connection with this Agreement and the transactions contemplated hereby if this Agreement is terminated by the Company and any representation or warranty made by Parent or Merger Subsidiary in this Agreement shall not have been true and correct in any material respect as of the date hereof. Such payment shall be made promptly.

          (f) If any party (a "Responsible Party") fails promptly to pay any amount due to another party pursuant to this Section 12.04, the Responsible Party shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against the Responsible Party for such amount.

         SECTION 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares pursuant to the Offer, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         SECTION 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state.

         SECTION 12.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 12.08. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 12.09. Entire Agreement. This Agreement, the Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 12.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 12.13. Interpretation. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                            RESOUND CORPORATION



                                            By: /s/ Russell D. Hays
                                               --------------------------------
                                               Name:  Russell D. Hays
                                               Title: President and Chief
                                                      Executive Officer


                                            GN GREAT NORDIC LTD.


                                            By: /s/ Jorgen Lindegaard
                                               --------------------------------
                                               Name:  Jorgen Lindegaard
                                               Title: President and Chief
                                                      Executive Officer


                                            By: /s/ Jorn Kildegaard
                                               --------------------------------
                                               Name:  Jorn Kildegaard
                                               Title: Executive Vice President


                                            GN ACQUISITION CORPORATION


                                            By: /s/ Jorgen Lindegaard
                                               --------------------------------
                                               Name:  Jorgen Lindegaard
                                               Title: Vice President


                                            By: /s/ Jorn Kildegaard
                                               --------------------------------
                                               Name:  Jorn Kildegaard
                                               Title: Vice President

                                                                        ANNEX I


Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if

           (i) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied or waived (pursuant to the Merger Agreement, including
Section 2.01(c)) by the scheduled expiration date,

          (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer,

         (iii) at any time on or after May 10, 1999 and prior to the expiration date of the Offer, any of the following conditions exist:

           (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, before any court or governmental authority or agency, domestic or foreign, which would reasonably be expected to

                       (1) prohibit the acquisition by Parent or Merger
                  Subsidiary of any Shares under the Offer or pursuant to the Stock Option Agreement, to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stock Option Agreement or to require the Company, Parent or Merger Subsidiary to pay any damages that are material in relation to the Company taken as a whole or otherwise is likely to have a Material Adverse Effect on the Company or Parent,

                       (2) impose material limitations on the ability of
                  Merger Subsidiary, or to render Merger Subsidiary unable to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger,

                       (3) restrain or prohibit Parent's ownership or
                  operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or

                  Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole,

                       (4) impose material limitations on the ability of
                  Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent's other Subsidiaries or Affiliates on all matters properly presented to the Company's shareholders, or

                       (5) require divestiture by Parent, Merger Subsidiary or
                  any of Parent's other Subsidiaries or Affiliates of any Shares; or

           (b) there shall have been any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; or

           (c) there shall have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

           (d) any Person shall have entered into a definitive agreement or an agreement in principle with the Company, regarding an Acquisition Proposal; or

           (e) the Board of Directors of the Company shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing); or

           (f) the Company shall have breached or failed to perform in all material respects any of obligations under the Merger Agreement, or any of the representations and warranties of the Company contained in the

         Merger Agreement shall not be true when made or as of the scheduled expiration of the Offer as if made at and as of such time, except for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be expected to have a Material Adverse Effect on the Company; or

           (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.


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